                                  EXHIBIT 12(b)

                THE CHASE MANHATTAN CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                                    Six Months Ended
                                                                                      June 30, 1998
                                                                                      -------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes                                                              $  2,855
                                                                                        --------

Fixed charges:
      Interest expense                                                                     3,617
      One third of rents, net of income from subleases (a)                                    53
                                                                                        --------
Total fixed charges                                                                        3,670

Less:  Equity in undistributed income of affiliates                                          (10)
                                                                                        --------

Earnings before taxes and fixed charges, excluding capitalized interest                 $  6,515
                                                                                        ========

Fixed charges, as above                                                                 $  3,670

Preferred stock dividends                                                                     58

Fixed charges including preferred stock dividends                                       $  3,728
                                                                                        ========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                                 1.75

INCLUDING INTEREST ON DEPOSITS
Fixed charges including preferred stock dividends, as above                             $  3,728

Add:  Interest on deposits                                                                 3,599

Total fixed charges including preferred stock
   dividends and interest on deposits                                                   $  7,327
                                                                                        ========

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                             $  6,515

Add:  Interest on deposits                                                                 3,599

Total earnings before taxes, fixed charges, and interest on deposits                    $ 10,114
                                                                                        ========

Ratio of earnings to fixed charges
      and preferred stock dividend requirements                                             1.38


(a) The proportion deemed representative of the interest factor.

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